Exhibit 5.2

[HEENAN BLAIKIE LETTERHEAD]

March 24, 2005

Lions Gate Entertainment Corp.
555 Brooksbank
North Vancouver, BC V7J 3S5

Our Reference: 024066-0020

     Dear Sir or Madam:

Re: Registration of Securities of Lions Gate Entertainment Corp.

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 of Lions Gate Entertainment Corp., a company recognized under the laws of British Columbia (the “Company”), in connection with the registration under the Securities Act of 1933 of 12,252,327 common shares of the Company issuable upon conversion of the 3.625% Senior Subordinated Convertible Notes due 2025 (the “Notes”) of the Company’s U.S. subsidiary, Lions Gate Entertainment Inc. (the “Conversion Shares”).

We are of the opinion that the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of Notes in accordance with the terms of the Indenture dated as of February 24, 2005, among Lions Gate Entertainment Inc., as issuer, the Company, as guarantor, and J.P. Morgan Trust Company, National Association, as trustee, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Yours truly,

Heenan Blaikie llp

RWK/mm